EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of CVR Refining GP, LLC
and
The Unitholders of CVR Refining, LP
and
The General Partner of CVR Refining, LP:

We consent to the inclusion in the CVR Refining, LP and subsidiaries report on Form 10-K for the year ended December 31, 2014 and the incorporation by reference in the registration statement (No. 333-196995) on Form S-3, the registration statement (No. 333-190606) on Form S-8 and the registration statement (No. 333-188900) on Form S-4 of CVR Refining, LLC, Coffeyville Finance Inc., and CVR Refining, LP of our report dated March 14, 2013, with respect to the combined statements of operations, changes in partners' capital/divisional equity, and cash flows for the year ended December 31, 2012.

/s/ KPMG LLP

Houston, Texas
February 20, 2015